[POLYONE(R) LOGO]
                                                                NEWS RELEASE


FOR IMMEDIATE RELEASE


                     POLYONE REPORTS FIRST-QUARTER EARNINGS

-        REVENUE AND EARNINGS IMPROVE FROM FOURTH-QUARTER LEVELS
-        STRATEGIC VALUE CAPTURE INITIATIVES CONTINUE TO IMPROVE EARNINGS



CLEVELAND - April 30, 2002 - PolyOne Corporation (NYSE: POL), a leading global polymer services company, today reported revenues of $613 million and - excluding the cumulative effect of a change in goodwill accounting - a net loss of $3.6 million, or $0.04 per share, for the first quarter ended March 31, 2002. Consistent with the Company's April 8, 2002, announcement, the charge for goodwill impairment increased the net loss by $53.7 million, or $0.60 per share.

Special items during the quarter consisted primarily of restructuring costs, loss on the sale of the Company's interest in its Australian polyvinyl chloride
(PVC) resin joint venture and the effect of an equity affiliate's employee separation costs. Special items increased the reported net loss by $2.3 million, or $0.03 per share. Excluding the cumulative effect of a change in accounting and special items, the net loss for the quarter was $1.3 million.

"While we are encouraged by the positive uptick in demand in the first quarter compared with fourth-quarter 2001, we have not yet seen a return to strong demand from our customers, nor have they shown the confidence to build higher inventory levels," said Thomas A. Waltermire, PolyOne chairman and chief executive officer. "Demand for PolyOne products appears to be tracking U.S. industry production rates, which are improving, but still lag first-quarter 2000 and 2001 levels.

"Our steadfast discipline to reduce both structural and short-term costs coupled with improvement in our Resin and Intermediate segment resulted in a $12.4 million increase in operating income in first-quarter 2002 compared with first-quarter 2001, before special items and excluding 2001 goodwill amortization," added Waltermire. "We achieved this increase despite the fact that revenues in first-quarter 2002 were nearly 14 percent lower than last year."

                              FIRST-QUARTER RESULTS
                              ---------------------
                  (Dollars in millions, except per share data)

                                                                    1Q02          1Q01            4Q01
                                                                    ----          ----            ----
Sales                                                            $ 613.2        $ 709.7        $ 589.9
Operating income (loss)                                              6.5          (23.3)         (26.1)
Operating income (loss) before special items*                        8.7           (8.1)           3.5
Net loss                                                           (57.3)         (21.4)         (30.1)
Net loss before cumulative effect of a
   change in accounting                                             (3.6)         (21.4)         (30.1)

Net loss before cumulative effect of a
   change in accounting and special items*                          (1.3)         (11.8)          (5.5)

Loss per share, diluted                                            (0.64)         (0.24)         (0.33)
Loss per share before cumulative
   effect of a change in accounting, diluted                       (0.04)         (0.24)         (0.33)

Per share effect of excluding special items*, increase              0.03           0.11           0.27
Per share effect of goodwill amortization expense
  on net loss before cumulative effect of a
  change in accounting                                              --             0.04           0.04

*A summary of all special items for 2002 and 2001 can be found in the attached table.



FIRST-QUARTER BUSINESS HIGHLIGHTS
---------------------------------
- PolyOne's objective to capture approximately $60 million to $70 million in additional savings from strategic value creation initiatives in 2002, compared with 2001, should be realized principally in the third and fourth quarters of 2002. The Company captured as expected an additional $9 million and $3 million in first-quarter 2002 compared with first-quarter 2001 and fourth-quarter 2001, respectively.

- As announced earlier this year, PolyOne completed the divestiture of its PVC resin interest in Australian Vinyls Corporation, an equity joint venture in which it owned a 37.4 percent share. Orica Limited, which held the remaining portion, also divested its interest. PolyOne and Orica retain ownership of an Australian PVC compounding business, Welvic Australia Pty Ltd., in proportions equivalent to their former resin interests.

- Oxy Vinyls, LP, PolyOne's PVC resin equity joint venture, reported strong demand during the quarter. OxyVinyls' PVC resin shipments increased more than 20 percent from fourth-quarter 2001 levels. PVC resin price increases in February and March of 2002 returned the average price for the first quarter to levels similar to the fourth quarter, during which PVC resin selling prices eroded throughout the quarter.

- PolyOne's share of the operating loss by the Sunbelt chlor-alkali joint venture was $3.4 million for the quarter. Although chlorine selling prices improved from fourth-quarter 2001 levels, lower caustic shipments and selling prices created an operating loss.

- PolyOne's asset reconfiguration program for its North American Plastic Compounds and Colors (PCC) Group is on schedule for completion near the end of 2002. The Company plans to modernize 11 manufacturing sites with an investment of slightly less than $50 million, while closing a total of 14 sites (10 site closings are planned in 2002). PolyOne expects to realize approximately $50 million in operating improvements, as well as increased production capacity, as of the beginning of 2003. During first-quarter 2002, the Corona, California, engineered materials plant was closed.

- PolyOne will continue to upgrade its information systems to link nearly all of its businesses worldwide, and anticipates capital spending of approximately $10 million for this initiative in 2002. PolyOne brought the Elastomers segment onto its unified system in January, and intends to bring its Formulators unit online in June.

- PolyOne, effective January 1, 2002, adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets." The Company announced on April 8 that it would record a non-cash transitional impairment charge of $54.7 million pre tax as a cumulative effect of a change in accounting principle upon adoption of this new standard. The goodwill impairment charge relates to PolyOne's 1999 acquisition of its Engineered Films operation.

- Following an April 15 announcement, PolyOne sold $200 million of 8.875 percent unsecured senior notes to certain institutional investors in an issuance exempt from the registration requirements of the Securities Act of 1933. The Company used the proceeds from the offering to repay amounts outstanding under its revolving bank credit facility, to repay a loan held by one of its German subsidiaries, to reduce a portion of the amount sold under its receivables sale facility, to repay borrowings under its short-term lines of credit, and to pay related fees and expenses. The notes will rank equally with all of PolyOne's other senior unsecured indebtedness.



BUSINESS OUTLOOK
----------------
"Looking to the second quarter, we expect revenues to improve compared with the first quarter, fueled by seasonal market demands and the gradual strengthening within the overall economy," said Waltermire. "We project similar trends in our European and Asian operations."

While the Company anticipates that revenues in the second quarter will show an increase from first-quarter 2002 levels, they appear at this time likely to fall short of second-quarter 2001. Even with the expected seasonal improvement, PolyOne's current outlook reflects a degree of economic uncertainty in many markets, particularly telecommunications and electrical. Additionally, the sustainability of automotive builds continues to be a concern going forward.

"As a management team, we remain focused on and encouraged by the opportunity that our value capture initiatives continue to provide and by the return of top-line sales growth," said Waltermire. "We're also heartened by some signs that suggest we are at the beginning of a recovery in the commodity cycle, which should benefit profitability at our OxyVinyls equity investment."

PolyOne expects earnings in the second quarter, before any special items, to be positive, largely due to sequential revenue growth. OxyVinyls results should improve modestly from first-quarter 2002 levels because of higher PVC resin prices and margins, although they will be partially offset by chlor-alkali price trends and higher natural gas costs. While revenue levels could fall short versus a year ago, earnings comparisons for the second quarter of 2002 versus the second quarter of 2001 should be favorable as a result of benefits derived from the value capture initiatives.

The poor outlook on caustic soda prices will result in continued Sunbelt losses estimated at more than $1 million per month for PolyOne's share during the second quarter. The Company also anticipates higher vinyl chloride monomer costs for its specialty resin products and higher costs for raw materials such as PVC resin for its compounding operations.

For the year, PolyOne estimates capital expenditures will be in the range of $75 million to $80 million. Nearly half of the projected capital spending is associated with the North American PCC asset reconfiguration and the new business information system. Further, PolyOne projects that cash spending for restructuring initiatives announced and accrued in 2001 in relation to employee separation and plant phase-out costs will range between $25 million and $30 million over the last nine months of 2002.

PolyOne's issuance of $200 million of unsecured debt and the subsequent repayment of the revolving bank credit facility and extinguishment of the German subsidiary's debt and other short-term lines should result in approximately $6.5 million higher interest expense for the remainder of 2002. However, PolyOne is currently exploring alternatives to swap a portion of its fixed-rate debt for floating rate, which could result in near-term reductions in projected interest costs. Decreased use of the receivables sale facility will reduce "other expense" by approximately $0.6 million annually.


CONFERENCE CALL
---------------
PolyOne will host an analyst conference call at 9 a.m. Eastern time on Wednesday, May 1, 2002. The conference call number is 888-455-9948 or 712-271-0561 (international), passcode: PolyOne. The call will be broadcast live and then via replay for two weeks on the Company's Web site: www.polyone.com.

SUPPLEMENTAL INFORMATION
------------------------
Investors interested in more detailed information on PolyOne's results or the performance of its business segments, please see the Supplemental Information report issued today. The report is posted in the Investor Relations section of the Company's Web site: www.polyone.com. It can also be obtained from the contact listed at the end of this release.


ABOUT POLYONE
-------------
PolyOne Corporation, with 2001 revenues of $2.7 billion, is an international polymer services company with operations in thermoplastic compounds, specialty resins, specialty polymer formulations, engineered films, color and additive systems, elastomer compounding and thermoplastic resin distribution. Headquartered in Cleveland, Ohio, PolyOne has employees at manufacturing sites in North America, Europe, Asia and Australia, and joint ventures in North America, South America, Europe, Asia and Australia. Information on the Company's products and services can be found at www.polyone.com.

PolyOne Media & Investor Contact:      Dennis Cocco
                                       Chief Investor & Communications Officer
                                       216.589.4018

FORWARD-LOOKING STATEMENTS
--------------------------
In this release, statements that are not reported financial results or other historical information are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, for example, statements about business outlook, assessment of market conditions, strategies, future plans, future sales, prices for major products, inventory levels, capital spending and tax rates. These forward-looking statements are not guarantees of future performance. They are based on management's expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to: (1) an inability to achieve or delays in achieving savings related to consolidation and restructuring programs;
(2) delays in achieving or inability to achieve the Company's strategic value capture initiatives, including cost reduction and employee productivity goals, or achieving less than the anticipated financial benefit from the initiatives;
(3) the effect on foreign operations of currency fluctuations, tariffs, nationalization, exchange controls, limitations on foreign investment in local businesses and other political, economic and regulatory risks; (4) changes in world, regional or U.S. plastic, rubber and PVC consumption growth rates affecting the Company's markets; (5) changes in global industry capacity or in the rate at which anticipated changes in industry capacity come online in the PVC, VCM, chlor-alkali or other industries in which the Company participates;
(6) fluctuations in raw material prices and supply and energy prices and supply, in particular fluctuations outside the normal range of industry cycles;
(7) production outages or material costs associated with scheduled or unscheduled maintenance programs; (8) costs or difficulties and delays related to the operation of joint venture entities; (9) lack of day-to-day operating control, including procurement of raw material feedstocks, of other equity or joint venture affiliates; (10) lack of direct control over the reliability of delivery and quality of the primary raw materials utilized in the Company's products; (11) partial control over investment decisions and dividend distribution policy of the OxyVinyls partnership and other minority equity holdings of the Company; (12) an inability to launch new products and/or services that fit strategically with and add value to the Company's business;
(13) the possibility of goodwill impairment; (14) an inability to maintain any required licenses or permits; and (15) an inability to comply with any environmental laws and regulations.

                                       ###

                              POLYONE CORPORATION AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                               (IN MILLIONS EXCEPT PER SHARE DATA)

                                                                          Three Months Ended
                                                                               March 31,
                                                                      -------------  -------------
                                                                            2002          2001
                                                                      -------------  -------------

Sales                                                                $    613.2           $    709.7

Operating costs and expenses:
     Cost of sales                                                        503.9                598.4
     Selling and administrative                                            81.1                 81.9
     Depreciation and amortization                                         18.3                 26.4
Employee separation and plant phase-out                                     0.9                  8.9
Merger and integration costs                                               --                    5.3
Loss from equity affiliates and minority interest                           2.5                 12.1
                                                                     ----------           ----------
Operating income (loss)                                                     6.5                (23.3)

Interest expense                                                           (8.8)               (12.9)
Interest income                                                             0.2                  0.2
Other expense, net                                                         (3.7)                (2.3)
                                                                     ----------           ----------
Loss before income taxes and cumulative effect
     of change in accounting method                                        (5.8)               (38.3)

Income tax benefit                                                          2.2                 16.9
                                                                     ----------           ----------

Loss before cumulative effect of a change in accounting                    (3.6)               (21.4)

Cumulative effect of a change in goodwill accounting,
     net of income tax benefit of $1.0 million                            (53.7)                --
                                                                     ----------           ----------

Net loss                                                             $    (57.3)          $    (21.4)
                                                                     ==========           ==========


Loss per Share of Common Stock:
     Basic loss per share before effect of change in accounting      $     (.04)          $     (.24)
     Cumulative effect of a change in accounting                           (.60)                --
                                                                     ----------           ----------
     Basic loss per share                                            $     (.64)          $     (.24)
                                                                     ==========           ==========

     Diluted loss per share before effect of change in accounting    $     (.04)          $     (.24)
     Cumulative effect of a change in accounting                           (.60)                --
                                                                     ----------           ----------
     Diluted loss per share                                          $     (.64)          $     (.24)
                                                                     ==========           ==========

Weighted average shares used to compute loss per share:
     Basic                                                                 90.0                 89.7
     Diluted                                                               90.0                 89.7

Dividends paid per share of common stock                             $    .0625           $    .0625


                      POLYONE CORPORATION AND SUBSIDIARIES
                CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
                                  (IN MILLIONS)

                                                                  March 31,          December 31,
ASSETS                                                               2002                2001
                                                               -----------------   -----------------
Current assets:
  Cash and cash equivalents                                          $     22.5       $     18.2
  Trade accounts receivable, net                                          205.2            135.6
  Other receivables                                                         8.0             11.4
  Inventories                                                             271.7            255.3
  Deferred taxes                                                           48.5             48.6
  Other current assets                                                     17.8             16.5
                                                                     ----------       ----------
   Total current assets                                                   573.7            485.6
Property, net                                                             673.4            683.6
Investment in equity affiliates                                           283.1            287.9
Goodwill and other intangible assets, net                                 481.5            537.3
Other non-current assets                                                   46.8             66.8
                                                                     ----------       ----------
        Total assets                                                 $  2,058.5       $  2,061.2
                                                                     ==========       ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Short-term bank debt                                               $     64.2       $     14.7
  Accounts payable                                                        333.2            311.4
  Accrued expenses                                                        164.3            169.4
  Current portion of long-term debt                                         4.1              4.6
                                                                     ----------       ----------
    Total current liabilities                                             565.8            500.1
Long-term debt                                                            424.4            426.8
Deferred taxes                                                             58.5             64.5
Post-retirement benefits other than pensions                              125.2            126.2
Other non-current liabilities, including pensions                         215.3            214.5
Minority interest in consolidated subsidiaries                             15.9             15.7
                                                                     ----------       ----------
    Total liabilities                                                   1,405.1          1,347.8
Shareholders' equity:
  Preferred stock                                                          --               --
  Common stock                                                              1.2              1.2
  Other shareholders' equity                                              652.2            712.2
                                                                     ----------       ----------
    Total shareholders' equity                                            653.4            713.4
                                                                     ----------       ----------
        Total liabilities and shareholders' equity                   $  2,058.5       $  2,061.2
                                                                     ==========       ==========



                      POLYONE CORPORATION AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                                  (IN MILLIONS)

                                                                            Three Months Ended
                                                                                 March 31,
                                                                         --------------------------
                                                                            2002           2001
                                                                         -----------    -----------
OPERATING ACTIVITIES
     Net loss                                                            $  (57.3)     $  (21.4)
     Adjustments to reconcile net loss to net
       cash provided (used) by operating activities:
         Employee separation and plant phase-out charges                      0.9           8.9
         Cash payments on employee separation and plant phase-out            (4.0)         (1.2)
         Cumulative effect of a change in accounting                         53.7          --
         Depreciation and amortization                                       18.3          26.4
         Investment write-down, loss on sale of equity affiliate              1.5          --
         Companies carried at equity and minority interest:
            Loss                                                              2.5          12.1
            Dividends received                                               --             1.0
         Change in assets and liabilities:
             Operating working capital:
                 Accounts receivable                                        (70.3)         40.7
                 Inventories                                                (16.5)         14.2
                 Accounts payable                                            22.8          30.6
             Accrued expenses and other                                      16.4         (33.0)
                                                                         --------      --------
NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES                            (32.0)         78.3

INVESTING ACTIVITIES
     Capital expenditures                                                   (10.7)        (19.3)
     Cash received from equity affiliates                                     1.3           2.2
     Other                                                                    0.8          (3.1)
                                                                         --------      --------
NET CASH PROVIDED BY OPERATING AND INVESTING ACTIVITIES                     (40.6)         58.1

FINANCING ACTIVITIES
     Change in short-term debt                                               49.2         (59.4)
     Change in long-term debt                                                (0.6)          1.9
     Proceeds from the exercise of stock options                              2.7          --
     Dividends                                                               (5.8)         (5.6)
                                                                         --------      --------
NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES                             45.5         (63.1)

Effect of exchange rate changes on cash                                      (0.6)         (0.8)
                                                                         --------      --------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                              4.3          (5.8)

Cash and cash equivalents at beginning of period                             18.2          37.9
                                                                         --------      --------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                               $   22.5      $   32.1
                                                                         ========      ========






                                                     SUMMARY OF SPECIAL ITEMS
                                                           (In millions)

                                                                                 Quarters
                                                                --------------------------------------------
                                                                   1Q02            4Q01           1Q01
                                                                ----------     ----------     ----------
Employee separation and plant phase-out costs                   $     (0.9)    $    (26.3)    $     (8.9)

Period plant phase-out costs incurred                                 (0.1)          --             --
Plant phase-out accelerated depreciation                              (0.5)
Equity affiliate - employee severance and liabilities
     associated with the temporary idling of a plant                  (0.7)          (3.3)          (1.0)
Merger and integration costs                                          --             --             (0.5)
Executives separation costs                                           --             --             (4.8)

                                                                ----------     ----------     ----------
    Subtotal - operating loss                                         (2.2)         (29.6)         (15.2)

Investment write-down and loss on sale                                (1.5)          (9.5)          (0.6)
                                                                ----------     ----------     ----------
    Total  - pre-tax expense                                          (3.7)         (39.1)         (15.8)

Income tax benefit                                                     1.4           14.5            6.2
                                                                ----------     ----------     ----------
    Total after-tax expense                                     $     (2.3)    $    (24.6)    $     (9.6)
                                                                ==========     ==========     ==========

